UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Multi-Housing Income REIT, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00195

Delaware	82-3405225
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

9050 North Capital of Texas Highway Suite 320 Austin, TX	78759
(Address of principal executive offices)	(Zip Code)

(512) 872-2898
Registrant’s telephone number, including area code

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

i

Part II

The Company and its Affiliates

Multi-Housing Income REIT, LLC, is a Delaware limited liability company formed to invest in real property, which we refer to as the “Company” or by words like “we” or “us”. We were originally formed as a Maryland corporation, but on March 18, 2022, we completed our reorganization to become a Delaware limited liability company.

Under Delaware law, the ownership interests of a limited liability company are referred to as “limited liability company interests.” Under the Company’s LLC Agreement, the limited liability company interests in the Company are referred to as “Common Shares” and the owners are referred to as “Members.”

When the Company was a Maryland corporation it had one class of stock issued and outstanding: voting common stock. When the Company converted into a Delaware limited liability company in 2022, each outstanding share of voting common stock was converted into one Common Share.

The Company has engaged the services of Casoro Investment Advisory Firm, LLC, a Texas limited liability company, which we refer to as our “Manager”. Our Manager is owned by Casoro Capital Partners, LLC.

Casoro Capital Partners, LLC is a Texas limited liability company, which we refer to as our “Sponsor”. Our Sponsor is a real estate investment firm that creates discretionary funds suitable for high net worth individuals. Our Sponsor is owned by Casoro Capital, LLC, which is in turn owned by Monte K. Lee-Wen, our CEO,, whom we refer to as the “Principal”.

Mr. Lee-Wen also owns 100% of Casoro Group LLC, a real estate investment company that we refer to as “Casoro Group,” and is its Chairman.

Caution Regarding Forward-Looking Statements

We make statements in this Annual Report that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy capital;

●	changes in economic conditions generally and the real estate and securities markets specifically;

●	risks associated with geographic and asset class markets where we may have – or end up having – a high concentration of investments;

●	risks associated with ownership of real estate in general, and residential properties in particular;

●	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

●	intense competition in the real estate market that may limit our ability to attract or retain residents or re-lease space;

●	defaults on or non-renewal of leases by residents;

●	increased interest rates and operating costs;

●	our failure to obtain necessary outside financing;

●	decreased rental rates or increased vacancy rates;

●	difficulties in identifying properties, and consummating real estate acquisitions, joint ventures and dispositions;

●	our failure to successfully operate acquired properties and operations;

●	exposure to liability relating to environmental and health and safety matters;

●	changes in real estate and zoning laws and increases in real estate property tax rates;

●	our failure to qualify as a REIT;

●	our failure to successfully implement a liquidity transaction, including listing our limited liability company interests on a securities exchange;

●	loss of key personnel;

●	risks associated with breaches of our data security;

●	exposure to litigation or other claims;

●	legislative or regulatory changes impacting our business or our assets;

●	changes in business conditions and the market value of our assets, including changes in interest rates, market rents, resident defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Sponsor;

●	our ability to access sources of liquidity when we have the need to fund redemptions of our limited liability company interests in excess of the proceeds from the sales of limited liability company interests in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act, the Investment Company Act and other laws; and

●	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described in our Offering Circular under “Risk Factors,” the inclusion of such forward- looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

Item 1. Business

Overview

The Company was formed to invest in and manage a portfolio of real estate properties. We expect to acquire a diversified portfolio of primarily multi-housing properties with a focus on markets where we feel that the risk-return characteristics are favorable. We may also invest, to a limited extent, in other real estate-related assets. We plan to diversify our portfolio by investment risk with the goal of attaining a portfolio of real estate assets that provide attractive cash yields paid as dividends to our Members with the potential for capital appreciation.

Regulation A Offering

The Company conducted an initial offering to the public of shares of its common stock pursuant Regulation A on May 4, 2018 (the “Prior Offering”). The Prior Offering was terminated on December 3, 2021. After converting to a Delaware limited liability company, the Company conducted an offering to the public its limited liability company interests pursuant Regulation A (the “Offering”) and an Offering Circular dated July 15, 2022 (the “Offering Circular”). The Offering was qualified by the SEC on July 22, 2022. The Offering Circular and supporting documents, as well as the documents related to the Prior Offering, are available by contacting the Company. The Company sold 609,841 of its limited liability company interests in the Offering and Prior Offering. We refer to the purchasers of limited liability company interests as “Investors.”

Investment Objectives and Strategy

We were formed to invest in and manage a portfolio of real estate properties. Our investment objectives are capital appreciation through growth in the value of our properties, and income from cash flow that can be paid as dividends to our investors. Our investment strategies center on multi-housing within the continental U.S. in the areas of student housing, multi-housing, conventional apartments, and senior living (existing and new development projects). We are using the proceeds of the Offering to source, acquire, develop, manage, operate, selectively leverage, and sell a diversified portfolio of primarily residential properties. Our Manager looks to leverage its financial expertise and operational experience in acquiring and repositioning multi-housing properties with upside potential within the continental U.S. We are targeting mid-single   digit cap rates with an IRR of 10 - 15%. The expected typical holding period is between 4 to 7 years. We do not expect to invest more than 50% of our assets in any one property.

Our strategies include the following:

●	Core Plus Strategy – Focused on quality multi-housing properties with quality residents in primary and secondary markets with an opportunity to increase net operating income.

●	Value Add Strategy – Focused on increasing occupancy and net operating income on multi-housing properties through renovations and repositioning of the property.

●	Opportunistic Strategy – Finding opportunities to participate in multi-housing new development, distressed sales and/or bankruptcy auctions.

We may also invest, to a limited extent, in other real estate-related assets. We plan to diversify our portfolio’s investment risk with the goal of attaining a portfolio of real estate assets that provides attractive cash yields to our Members with the potential for capital appreciation. Insofar as consistent with the REIT statutory restrictions, we may invest, to a limited extent, in other assets, including asset-backed and mortgage-backed obligations; loans; credit paper; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; trust receipts; and any other obligations and instruments or evidences of indebtedness. We may selectively leverage any and all of our acquired properties. The number of mortgages which may be placed on any one property is capped at three.

We may invest in private issuances of equity or debt securities of public companies; and in a loan, security or other full recourse obligations for which the business of the related obligor is significantly related to real estate. We may offer our own securities or the securities of our affiliates, alone or in combination with cash or other assets in exchange for real estate and related investments.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to shareholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

Our office is located at 9050 N. Capital of Texas Highway, Suite 320, Austin, TX 78759. Our telephone number is: 512-872-2898. Information regarding our company is also available on our website at www.upsideavenue.com.

Information contained on or accessible through, our website is not incorporated by reference into and does not constitute a part of this Annual Report or any other report or documents we file with or furnish to the SEC.

Prior to acquiring an asset, our Manager committee will perform an individual analysis of the asset to determine whether it meets our investment guidelines.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager will have substantial discretion with respect to the selection of specific investments, the management of our portfolio and the purchase and sale of our assets. We may choose to invest in an asset that does not meet all of the stated objectives. Our Manager’s investment committee will review our investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our Members, and our investment guidelines may be revised from time to time.

Any or all of the investments, investment strategies and activities described here may be pursued by the REIT directly, by the Manager or Sponsor or by other affiliated or third-party investment managers, if any, engaged by the Sponsor to manage REIT capital.

REIT Status

We were formed with the intention of qualifying as a real estate investment trust, or “REIT,” under section 856 of the Internal Revenue Code. Since inception we have operated our business in accordance with the requirements for REITs and will continue to do so. However, we did not qualify as a REIT until January 2, 2022, because the ownership of the corporation was more concentrated than the applicable tax rules required. After conversion to a limited liability company, the Company has elected to be treated as a “C” corporation for tax purposes. Hence, it remains eligible to be treated as a REIT.

Because the Company, while operating as a corporation, has realized tax losses since inception, the failure to qualify as a REIT has not caused any harm to date.

Opportunity and Market Overview

Investing with us offers investors the opportunity to gain exposure to high-quality real estate investments with lower fees and higher returns relative to public non-traded REITs.

Lack of Allocation Requirements

Nothing in our charter, organizational documents or otherwise provides for restrictions or limitations on the percentage of our investments that must be (i) in a given geographic area, (ii) of a particular type of real estate, or (iii) acquired utilizing a particular method of financing. The board of directors may change our targeted investments and investment guidelines without specific restrictions or limitations related to geographic location, diversification, or otherwise.

Risk Management

We will seek to manage risk through monitoring and analysis by the Manager of our portfolio. Although the Manager may commit a large portion of the REIT’s capital to one or more specific real estate assets, the Manager will also seek to mitigate risk through portfolio diversification.

Borrowing and Leverage Policy

We may utilize leverage in our investment program when the Manager considers it appropriate, including to acquire portfolio investments. Additionally, we may incur indebtedness: (i) to pay expenses of the REIT, (ii) to purchase the shares of any withdrawing Member, (iii) to finance improvements to a portfolio investment and (iv) to otherwise protect any portfolio investment or other asset as determined by the Manager in its sole discretion.

Currently, the REIT’s investment guidelines limit the use of leverage based on net asset value. The use of leverage may, in certain circumstances, increase the adverse impact to which the REIT’s investment portfolio may be subject. Our Manager may from time to time modify our leverage policy in its discretion.

Liquidity Event

Our Manager has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests. A liquidity transaction could consist of a sale or partial sale of our assets, a sale or merger of the company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our shares on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest or within the expectations of our Members.

Our redemption plan provides an opportunity for you to have your Common Shares redeemed, subject to certain restrictions and limitations.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. This can be particularly problematic for us in an environment such as the one we currently face with inflated property values that favor buyers with greater access to liquidity and financial resources. However, we believe the market may soon face a significant correction as forbearance programs and foreclosure moratoriums imposed as a response to COVID-19 are lifted and new properties come onto the market, which may lower property values.

In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per investment and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted.

Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

The Company was formed on October 17, 2017. As of December 31, 2022, the Company had invested a total of $4,938,021 in 7 separate real estate project investment, six of which are invested in multi-family projects, and one is invested in a land development project:

Name of Project	Amount of Investment	Nature of Investment
The Quinn at Westchase	$2,000,000	Equity
Water Ridge Apartments	$540,000	Equity
Capitol on 28th	$210,000	Equity
Newport Apartments	$115,000	Equity
Lookout at Comanche Hill Apartments	$780,500	Equity
The Jax Apartments	$761,038	Equity
CG Sunset Land, LLC	$531,483	Equity

For the 12-month period ending December 31, 2022, we had a net loss of ($196,023).

As of December 31, 2022, we had cash balances, including cash equivalents, of $55,689 and the book value of our assets was $4,872,561

During the period from January 1, 2022, through December 31, 2022, the Company received the following distributions from these projects:

Name of Project	Distribution Amount	Percent of Distribution
Newport Apartments	$2,785	3%
Capitol on 28th	$13,782	17%
Water Ridge Apartments	$4,658	6%
Lookout at Comanche Hill Apartments	$40,235	50%
The Jax Apartments	$7,614	9%
Chronos Portfolio	$11,829	15%
Total	$80,902	100%

During the period from January 1, 2022, through December 31, 2022 (the “Operating Period”), the Company distributed $80,000 in cash to our Members.

Revenue collections in the Company’s real estate projects have been strong in the post-covid environment and despite a few pending evictions across the portfolio, the projects are generally expected to perform similarly in the future.

We are not aware of matters that have had an impact on reported operations that are not expected to have an impact on future operations.

Material Changes in Financial Line Items from 2021 to 2022

On the Balance Sheet,

●	Asset management fees payable increased due to accruing asset management fees for 2022.

●	Real estate investments, equity method increased by $369,163 due to a return of capital of $165,337 from Casoro Jax (The Jax Apartments) and additional investment of $534,500 in The Jax Apartments.

●	Decrease in redemptions payable of $2,620 due to investors redeeming shares in 2022, with a balance at year-end of $61,014 in redemptions payable.

On the Income Statement,

●	Net Income decreased by $279,040 for 2022 due to reduced interest and distribution income for 2022.

Liquidity and Capital Resources

●	The Company is seeking to raise up to $75,000,000 of capital in the Offering by selling its limited liability company interests to Investors.

●	We will obtain the capital required to purchase new investments from the proceeds of the Offering and any future offerings we may conduct.

●	Further, we will have certain fixed operating expenses, regardless of whether we are able to raise substantial funds in the Offering. Our inability to raise substantial funds reduce our net income and limit our ability to pay dividends.

●	In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments will include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager in providing services to us.

●	The Company had no material commitments for capital expenditures as of December 31, 2022, and has none as of July 3, 2023. Capital expenditures required by the individual real estate projects are raised during the initial acquisition of the property. Generally, no further capital is required from the Company during the operations and enhancement of each real estate project.

Trend Information

●	Our primary market risk is interest rate risk. To mitigate this risk, our Manager follows certain practices such as (1) balancing levels of fixed and floating rate debt and (2) refinancing our outstanding debt when we believe doing so is advantageous to our Members

●	Investment capital flowing into multifamily has increased substantially, making it increasingly competitive to source attractive investment opportunities. Additionally, rising interest rates may negatively impact the selling price of certain of our assets.

●	We had initially planned to invest in, among other types of properties, student housing and senior living housing. With many colleges and universities shut down in whole or in part, or pursuing an entirely virtual academic year, the demand for student housing decreased as students increasingly decided to live with their parents instead of living in student housing.

●	While we expect at least some of these trends to continue in the short term, we believe there is significant cause for optimism regarding the Company’s potential moving forward.

Among these reasons:

●	According to Federal Reserve data during the fourth quarter of 2021, as it specifically pertains to our largest two markets where our investments are located:

o	San Antonio unemployment rate dropped from 6.5% to 4.8% over the last 12 months

o	Wages in San Antonio increased by 18% over the last 5 years

o	San Antonio population grew by 9% over the last 5 years

o	Dallas/Fort Worth (DFW) unemployment rate dropped from 6.4% to 4.8% over the last 12 months

o	Wages in DFW increased by 25% over the last 5 years

o	DFW population grew by 9% over the last 5 years

●	Although we have no way of knowing if these trends will continue in the future, we believe that the balance of the evidence shows favorable operating conditions for the Company moving forward.

Item 3. Directors and Officers

Management Team

Full Name	Position(s)	Employed By	Duration of Employment	Hours Per Week for Issuer
Monte Lee-Wen	Chief Executive Officer	Casoro Group	Indefinite	40+
Nalie Lee-Wen	Chief Financial Officer	Casoro Group	At will	40+
Mehul Chavada	Chief Investment Officer	Casoro Group	At will	40+
Dustin Gabriel	Director of Investor Relations	Upside Avenue	At will	40+
Lea Allen	Controller	Casoro Group	At will	40+

Monte K. Lee-Wen

CEO

As CEO, Monte is responsible for the overall leadership, growth, and business development. Monte Wen is a Principal of the Manager and an owner of the Sponsor. Monte has executed over $600 million in transactions, acquiring, managing, and repositioning commercial property across the United States. He is the Chairman of Casoro Group, LLC, a multi-housing real estate investment company which merged with The PPA Group in 2019. Casoro Group is headquartered in Austin, Texas and also serves as a holding company for Casoro Group family of companies. He has a unique investment philosophy which involves evaluating and taking advantage of opportunities where superior risk-adjusted returns can be realized.

Through founding The PPA Group, Monte has been able to combine his investment experience and philosophy with the creative talent required to renovate and reposition properties. Monte brings an extensive knowledge in property assessment and transaction due diligence. He has created a standardized internal analysis system to effectively evaluate investment properties which has enabled Casoro Group to streamline the process of acquiring profitable real estate investments.

In 2008, Monte formed a subsidiary company called PPA Real Estate Management (“REM”) to serve as the property management company for The PPA Group’s real estate holdings and to conduct third-party fee management business. REM currently manages a diverse portfolio of multi-housing properties. Monte takes pride in investing not only in properties, but also in the communities and families that reside at the company’s properties.

Monte is a seasoned entrepreneur having started and run several companies:

●	CLEAR Property Management, LLC - January 2008

●	United Equity Ventures, LLC - 2009

●	Ingenium Construction Company, LLC - November 2011

●	Performance Utility Management & Billing, LLC - February 2013

●	Casoro Capital, LLC - May 2015

His networking and speaking skills have propelled the company forward very quickly. He is actively involved in board positions and guidance committees of many private and public initiatives nationwide. During the last five years, Monte has held Board/Committee positions on the following organizations:

●	Athletes for Change - a Glenn Heights, Texas organization focused on guiding and mentoring kids through interactions and relationships with professional athletes

●	Thinkery - a children’s museum located in Austin, Texas

●	IronShore Properties, LLC - a commercial real estate investment company.

Nalie Lee-Wen

Chief Financial Officer

As CFO, Nalie Lee-Wen heads Casoro Group’s internal finance department. She specializes in developing profitable relationships with capital partners and coordinating seamless transactions during the funding and closing phase of Casoro’s acquisitions.

Nalie oversees the team of accounting professionals for Casoro Group and its family of companies, including CLEAR Property Management. Her experience in commercial financing and lender relationships contributes significant value to the company’s operational management. She also plays a pivotal role in the asset management and property management departments.

Starting as a family office alongside Monte Lee-Wen, they have grown Casoro Group into a vertically integrated owner / operator and private equity investor on behalf of institutions. The company serves as a holding company for the Casoro Group family of companies, including CLEAR Property Management, Performance Utilities and Billing, Ingenium Construction, and Upside Avenue, a public non-traded multifamily REIT.

Prior to founding the company, Nalie served as the Chief Executive Officer of a commercial real estate funding group. Nalie has more than 10 years of experience in real estate financing, asset management, and portfolio management. Her strong background in real estate and finance has afforded Nalie with a singular talent for anticipating potential problems and creating effective solutions that stop asset acquisitions issues in their tracks — before they can derail a deal.

Nalie’s high level of expertise in working with state and local governments, surveyors, vendors, lenders, and legal professionals further empowers her to resolve title issues and move acquisitions over the finish line.

Nalie currently sits on the board of Casoro Group Education Foundation.

Mehul Chavada

Chief Investment Officer

Mehul is responsible for strategizing and executing the firm’s growth strategy in investing in real assets that meet or exceed performance thresholds. Mehul specializes in identifying and acquiring multifamily investments throughout the United States for Casoro Group’s institutional, family office, and high-net-worth clients, as well as its discretionary non-traded multifamily income REIT, Upside Avenue.

With more than 15 years of commercial transaction experience, Mehul brings deep expertise in the acquisition and asset management of multiple asset types, including multifamily, student housing, industrial, office, and retail. Mehul has also built close relationships with some of the world’s largest sovereign wealth funds, pension funds and family offices. Most recently, he was Head of Investments at Nitya Capital in Houston, a firm with over $2.5 billion of assets under management in multifamily, office and retail assets. Previously, as Director – Fund Management at Hines, one of the largest privately held global real estate investors and managers, he managed several funds including opportunistic, value-added and sustainable income fund strategies. Prior to joining Hines, Mehul led a real estate development business which focused on residential and mixed-use projects. He has contributed to the investment and development of more than 17 million square feet of commercial real estate across Americas, Europe and Asia. At Casoro Group, Mehul plays a crucial role in developing the firm’s market presence, uncovering profitable opportunities, leading the underwriting, structuring, negotiation, and closing of new acquisitions. Mehul also oversees the company’s equity and debt capital raising activities.

He holds a M.S. in Civil Engineering from Virginia Tech, and an M.S. in Real Estate from Massachusetts Institute of Technology. Mehul is also an adjunct professor teaching Real Estate Private Equity at Rice University’s Jones Graduate School of Business.

Dustin Gabriel

Director of Investor Relations

Dustin will be focused on investor communication, experience and capital raising for Upside Avenue as well as assisting with broader capital markets activities. He has a diversified background from sponsorship, investment, finance and management perspectives. He joins from a structured finance company owned by Apollo and Bank OZK’s Real Estate Specialties Group. He also has a background syndicating CRE deals and he raised the capital to co-sponsor in the acquisition and development of suburban class A office buildings, land assemblage and a multifamily rehab.

Dustin holds a Bachelor of Science and MPA with Finance Emphasis from Brigham Young University.

Lea Allen

Controller

Lea Allen serves as the Corporate Controller for Upside Avenue where she is responsible for all accounting matters related to corporate, property asset management and fund level functions. With over a decade of experience in the field, Lea provides expertise in accounting and strong knowledge of financial reporting.

Prior to joining Casoro Group, Lea served as Controller for Secured Investment Corp, a top peer to peer real estate lending company and private equity fund manager. During this time, Lea was responsible for leading the accounting and reporting functions for the corporate family of companies as well as for the private equity funds managed by the company. Her tenure at Secured Investment Corp spanned from 2012 through 2021 where she held multiple accounting positions. During her time there she worked on both funds they had since inception, totaling in millions of loans originated and hundreds of SFR assets purchases and fixed. Her private equity fund experience spans both Regulation D and Regulation A+ funds and her investment fund experience includes a portfolio of first trust deeds (mortgages) and single-family residences.

Lea holds a BBA in Accountancy from Gonzaga University.

Legal Proceedings

Neither the Company itself, the Manager, the Sponsor, or any of their respective employees, officers, directors, managers, or members is currently engaged in any material legal proceedings.

Neither the Company itself, the Manager, the Sponsor, or any of their respective employees, officers, directors, managers, or members is, to the knowledge of the Company, currently the subject of any investigation or proceedings by any governmental authorities.

Our Manager

The Company will follow investment guidelines adopted by our Manager and the investment and borrowing policies set forth in this Annual Report unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our Members.

Our Manager performs its duties and responsibilities pursuant to our management agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Management Agreement

We have entered into a management agreement with our Manager, pursuant to which it provides the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and policies that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors.

Term and Termination of Management Agreement

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the third anniversary of the effective date of the agreement and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our board of directors will review our Manager’s performance and the management fee annually and, following the initial term, the asset management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our directors, based upon (a) unsatisfactory performance that is materially detrimental to us taken as a whole, or (b) our determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of the management fee agreed to by at least two-thirds of our directors. We must provide 180 days’ prior notice of any such termination. During the initial three-year term of the management agreement, we may not terminate the management agreement except for cause.

We may also terminate the management agreement at any time, including during the initial term, with 30 days’ prior written notice from our board of directors for cause, which is defined as:

●	our Manager’s continued breach of any material provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

●	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

●	any change of control of our Manager which our Independent Representative determines is materially detrimental to us taken as a whole;

●	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the management agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, the management agreement shall not be terminable; in addition, if our Manager (or such affiliate) diligently takes necessary and appropriate action to cure the damage caused by such actions in the first 30 days of our Manager’s actual knowledge of its commission or omission, our Manager (or such affiliate) will have a total of 180 days in which to cure such damage before the management agreement shall become terminable; or

●	the dissolution of our Manager.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the management agreement to any of its affiliates without the approval of our board of directors so long as our Manager remains liable for any such affiliate’s performance, and if such assignment or delegation does not require our approval under the Investment Advisers Act.

Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event. Our Manager may decline to renew the management agreement by providing us with 180 days’ written notice prior to the expiration of the initial term or the then current automatic renewal term. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us specifying such default and requesting the same be remedied in 30 days, our Manager may terminate the management agreement upon 60 days’ written notice.

We may not assign our rights or responsibilities under the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Responsibilities of Manager

The responsibilities of our Manager include the following:

Investment Advisory, Origination and Acquisition Services

●	approve and oversee our overall investment strategy, which will consist of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	serve as our investment and financial manager with respect to sourcing, underwriting, acquiring, financing, originating, servicing, investing in and managing a diversified portfolio of multi-housing rental properties and development projects, including commercial real estate equity, commercial real estate loans, and other real estate-related assets;

●	adopt and periodically review our investment guidelines;

●	structure the terms and conditions of our acquisitions, sales and joint ventures;

●	enter into leases and service contracts for the properties and other investments;

●	approve and oversee our debt financing strategies;

●	approve joint ventures, limited partnerships and other such relationships with third parties;

●	approve any potential liquidity transaction;

●	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;

●	oversee and conduct the due diligence process related to prospective investments;

●	prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for our Manager’s investment committee to evaluate the proposed investments; and

Offering Services

●	the development of our Regulation A Offering, including the determination of its specific terms;

●	preparation and approval of all marketing materials to be used by us relating to the Offering;

●	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;

●	creation and implementation of various technology and electronic communication related to our initial Offering; and

●	all other services related to the Offering

Asset Management Services

●	investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our management agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our management agreement;

●	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;

●	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;

●	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

●	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;

●	arrange for third-party service providers to assist with administrative services and legal services;

●	provide or arrange for office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

●	provide or arrange for financial and operational planning services and portfolio management functions;

●	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;

●	maintain all appropriate company books and records;

●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide us with all necessary cash management services;

●	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Members;

●	evaluate and obtain adequate insurance coverage based upon risk management determinations;

●	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;

●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

●	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Member Services

●	determine our distribution policy and authorizing distributions from time to time;

●	approve amounts available for redemptions of our Common Shares;

●	manage communications with our Members, including answering phone calls, preparing and sending written and electronic reports and other communications; and

●	establish technology infrastructure to assist in providing Member support and services.

Financing Services

●	identify and evaluate potential financing and refinancing sources, engaging a third-party broker if necessary;

●	negotiate terms of, arrange and execute financing agreements;

●	manage relationships between us and our lenders, if any; and

●	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

●	evaluate and approve potential asset dispositions, sales or liquidity transactions; and

●	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Financial Reporting and Investor Relations

●	Our Manager intends to distribute financial reports on a quarterly basis disclosing major financial transactions and performance.

Executive Officers of Manager

Name	Age	Position	Term of Office
Yuen Yung	50	Ex-Chief Executive Officer; Principal	From October 2017. No longer CEO as of December 2022
Chirag Hathiramani	39	Ex-Chief Investment Officer	From January 2019 to January 2023
Mehul Chavada		Chief Investment Officer	From January 2023
Monte K. Lee-Wen	46	Chief Executive Officer; Principal	From October 2017; CEO from December 2022
Doug Lo Pinto	35	Managing Director of Equity and Capital Markets	From December 2022
Lea Allen	35	Controller, Accounting	From February 2022
Jessica Lee-Wen	45	Chief Marketing Officer	From January 2013 to February 2023
Rosch Wadera	31	Director, Finance & Investor Relations	From September 2021 to September 2022
Nalie Lee-Wen		Chief Financial Officer	From Oct 2017

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our Sponsor also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our Sponsor. As executive officers of our Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the    compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.

Support Agreement

Our Manager has entered into a support agreement with our Sponsor. Pursuant to this agreement, our Manager will be provided with access to, among other things, our Sponsor’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance by our Manager of its duties in exchange for a fee paid by the Manager representing our Manager’s allocable cost for these services. Under the support agreement, our Sponsor will be entitled to receive reimbursement of expenses incurred on behalf of us or our Manager that the REIT is required to reimburse / pay to our Manager under the management agreement (including reimbursement of the organizational and offering expenses, and payment of the asset management fee). Such payments would be made indirectly by the REIT to the Manager and directly by the Manager to the Sponsor.

Investment Committee of Manager

The investment committee of our Manager is a standing committee, established to assist our Manager in fulfilling its oversight responsibilities by: (1) considering and approving of each investment made by us, (2) establishing our investment guidelines and overseeing our investments, and the investment activity of other accounts and funds held for our benefit and (3) overseeing the investment activities of certain of our subsidiaries. The investment committee will consist of three members, each of whom will be appointed by our Manager, who will serve until such time as such investment committee member resigns or is replaced by our Manager, in its sole and absolute discretion. The initial investment committee will be comprised of Mr. Yung and Mr. Lee-Wen. In the event that two or more members of the investment committee are interested parties in a transaction, the Independent Representative (defined below) will be required to approve the transaction. See “Conflicts of Interest and Related Party Transactions-Certain Conflict Resolution Measures-Our Policies Relating to Conflicts of Interest”. The investment committee may request information from third parties in making its recommendations.

Management Compensation

We do not expect to maintain an office or directly employ personnel. Instead, we rely on the facilities and resources of our Manager to manage our day-to-day operations.

Our Manager and its affiliates will receive the fees and expense reimbursements described in the chart below. Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our limited liability company interests.

Stage	Description	Determination of Amount	Actual or Estimate Amount
Organization and Offering	Reimbursement of Organization and Offering Expenses	The Company is responsible to pay or reimburse the Sponsor for organizational and offering costs in an amount not to exceed 3% of the gross proceeds of the offering, which if the maximum offering is raised would equal up to $2,250,000 to the Sponsor.	$172,904 since inception.
Acquisition of Investments	Reimbursement of Acquisition Expenses	The Company will reimburse the Manager and/or Sponsor for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not the investment is actually acquired.	None
Operations	Asset Management Fee	2% of the net asset value of the Company per year, paid at the rate of 0.5% per quarter.	$389,316 since inception.
	Reimbursement of Fees	The Company will reimburse the Manager and/or Sponsor for out-of-pocket expenses paid to third parties in connection with providing services to the Company.	None
Liquidation	Disposition Fees	2% of total equity value at sale	None

Item 4. Interest of Management and Others in Certain Transactions

The Company has engaged the Manager to perform certain services, as discussed in “Management – Management Agreement.”

Our Manager and its affiliates will experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates may face include the following:

●	Our Sponsor’s real estate professionals acting on behalf of our Manager must determine which investment opportunities to recommend to us and other entities affiliated with our Sponsor. Our Sponsor has previously sponsored, as of the date of this offering circular, one privately offered real estate fund that may have similar investment criteria to our own. It is possible that this fund could compete with us for investment opportunities.

●	Our Sponsor’s real estate professionals acting on behalf of our Manager will have to allocate their time among us, our Sponsor’s business and other programs and activities in which they are involved, including, potentially, additional private or publicly offered investment funds.

●	The terms of our management agreement (including our Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated through the benefit of arm’s length negotiations of the type which are normally conducted between unaffiliated parties.

Allocation of Investment Opportunities

We rely on our Sponsor’s executive officers and key real estate professionals who act on behalf of our Manager to identify suitable investments. Our Sponsor has in the past established and sponsored closed-end private equity real estate funds, and in the future, expects to establish and sponsor additional closed-end private equity real estate funds and additional REIT offerings, as well as other potential investment vehicles (including open-end funds and separate accounts). The existing closed-end private equity real estate funds do, and any future investment vehicles may, have investment criteria similar to ours. If a sale, investment or other business opportunity would be suitable for more than one investment vehicle sponsored by our Sponsor, our Manager’s investment committee will allocate it according to the policies and procedures adopted by our Manager. Any allocation of this type may involve the consideration of a number of factors that our Manager’s investment committee may determine to be relevant. The factors that our Sponsor’s real estate professionals could consider when determining the particular investment vehicle for which an investment opportunity would be the most suitable include the following:

●	the investment objectives and criteria of our Sponsor’s various investment vehicles;

●	the cash requirements of our Sponsor’s various investment vehicles;

●	the effect of the investment on the diversification of the portfolios of our Sponsor’s various investment vehicles by type of investment, and risk of investment;

●	the policy of our Sponsor’s various investment vehicles relating to leverage;

●	the anticipated cash flow of the asset to be acquired;

●	the income tax effects of the purchase on our Sponsor’s various investment vehicles;

●	the size of the investment; and

●	the amount of funds available to our Sponsor’s various investment vehicles.

Competition for Potential Investors by Affiliates of the Sponsor

The Casoro Capital Real Estate Fund I, LP and the Casoro Group could compete with us for potential investors, although both of these entities impose different criteria with regard to investor eligibility than we do. There may be sufficient overlap between investment programs that all of our affiliates compete for certain investors. The limited partnership interests offered by the Casoro Capital Real Estate Fund I, LP are available only to accredited investors. However, it is possible that the private Fund could compete with us for some investor capital.

Allocation of Sponsor’s and Affiliates’ Time

We rely on our Sponsor’s key real estate professionals who act on behalf of our Manager, including Mr. Lee-Wen, for the day-to-day operation of our business. Mr. Lee-Wen is also a managing member of our Sponsor. As a result of their interests in other affiliates of our Sponsor, including the Casoro Group and the Casoro Capital Real Estate Fund I, LP, their obligations to other investors, and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, Mr. Lee-Wen will face conflicts of interest in allocating their time among us, our Manager and other affiliates of our Sponsor and other business activities in which they are involved. However, we believe that our Manager and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the affiliates of our Sponsor for which they work.

Duties Owed by Some of Our Affiliates to Our Manager and our Manager’s Affiliates

Our Manager’s officers and directors and the key real estate and debt finance professionals of our sponsor performing services on behalf of our Manager are also officers, directors, managers and/or key professionals of:

●	Casoro Capital Partners, our sponsor;

●	Casoro Investment Advisory Firm, our Manager;

●	Casoro Group

●	The Casoro Capital Real Estate Fund I, LP

As a result, they owe duties to each of these entities, their shareholders, members and limited partners. These duties may from time to time conflict with the duties that they owe to us.

Receipt of Fees and Other Compensation by our Manager and its Affiliates

Our Manager and its affiliates will receive an asset management fee from us, which fee has not been negotiated at arm’s length with an unaffiliated third party. This fee could influence our Manager’s advice to us as well as the judgment of affiliates of our Manager, some of whom also serve as our Manager’s officers and directors and the key real estate professionals of our Sponsor. Among other matters, these compensation arrangements could affect their judgment with respect to:

●	the continuation, renewal or enforcement of provisions in our management agreement involving our Manager and its affiliates, or the support agreement between our Manager and our Sponsor;

●	public offerings of equity by us, which will likely entitle our Manager to an increase in the asset management fee;

●	acquisitions of investments from other Sponsor entities, which might entitle affiliates of our Manager or Sponsor to profit participations or to fees in connection with services for the seller;

●	whether and when we seek to list our limited liability company interests on a stock exchange or other trading market;

●	whether we seek Member approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and the key real estate professionals of our Sponsor who are performing services for us on behalf of our Manager for consideration that would be negotiated at that time and may result in these real estate professionals receiving more compensation from us than they currently receive from our Sponsor;

●	whether and when we seek to sell the company or its assets; and

●	whether and when we merge or consolidate our assets with other companies, including companies affiliated with our Manager.

No Independent Underwriter

As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution” in the Offering Circular.

Item 5. Security Ownership of Management and Certain Security Holders

The Company has outstanding only one class of interests: limited liability company interests. The following chart reflects the ownership of certain persons and groups of persons as of December 31, 2022, per the following categories:

●	All executive officers and principals as a group;

●	Individual officers or principals owning more than 10% of the Common Shares; and

●	Anyone else owning more than 10% of the Common Shares.

Name and Address	Number of Shares	Percent of Total
Executive Officers and Principals as a Group	202,235	33.19%
Monte K. Lee-Wen 9050 North Capital of Texas Highway Suite 320 Austin, Texas 78759	200,000	32.82%

As of December 31, 2022, the Company had invested in the following entities in which the Sponsor, the Manager, and/or the Principals have an interest:

Name of Entity	Amount of Company’s Investment	General Partner/Manager	General Partner/Manager’s Relationship to Company
Houston Flats JV, LLC (Quinn at Westchase)	$2,000,000	CG Quinn Partners LP, by WFOF Investors GP LLC	PPA Group is the sole member of the General Partner. The Principals are the owners of WFOF Investors GP LLC.
CG Sunset Land, LLC	$531,483	Casoro Group, LLC	Casoro Group, LLC is the sole member of the General Partner. The Principals are the owners of Casoro Group, LLC
PPA Water Ridge LP	$540,000	PPA-LRE Water Ridge GP LLC	PPA Group is the sole member of the General Partner. The Principals are the owners of Casoro Capital Partners, LLC.
Casoro Capital on 28th, LP	$210,000	Casoro Capital Partners, LLC	Casoro Capital LLC is the sole member of Casoro Capital Partners LLC. The Principals are the owners of Casoro Capital Partners, LLC.
Newport Apartments LP	$115,000	Newport Apartments GP LLC	PPA Group is the sole member of the General Partner. The Principals are the owners of Newport Apartments GP LLC.
Casoro LACH LP	$780,500	LACH JV GP LLC	CGGP Management, LLC is the sole member of the Co-General Partner. The Principals are the owners of CGGP Management, LLC.
Casoro Jax, L.P.	$226,538	CGGP Management, LLC	Casoro Group is the sole member of the General Partner. The Principals are the owners of CGGP Management, LLC.
CG Jax Investors LP	$534,500	CGGP Management, LLC	Casoro Group is the sole member of the General Partner. The Principals are the owners of CGGP Management, LLC.

Item 6. Other Information

Change of Jurisdiction and Legal Form

During the Operating Period, on March 1, 2022, the Company converted from a Maryland corporation to a Delaware limited liability company. The name of the Company was thereby also changed from Multi-Housing Income REIT, Inc. to Multi-Housing Income REIT, LLC.

Jessica Lee-Wen, formerly the Chief Marketing Officer, departed the Company on February 03, 2023.

Changes to Directors and Officers

Rosch Wadera, formerly the Director of Investor Relations, departed the Company on September 25, 2022.

Laura Klein joined the Company as Chief Operating Officer on November 7, 2022.

Yuen Yung, formerly the Chief Executive Officer, departed the Company on December 3, 2022.

Monte Lee-Wen has been named as the Chief Executive Officer effective on December 3, 2022.

After the period covered by this Report, Chirag Hathiramani, formerly the Chief Investment Officer, departed the Company on January 11, 2023. He was replaced by Mehul Chavada on January 17, 2023.

Change of Escrow Providers

The Company changed its escrow providers from Fund America/Prime Trust LLC to North Capital Private Securities Corporation. Fund America notified the Company that it would no longer offer escrow services as of December 31, 2022.

Change of Transfer Agent

The Company changed its transfer agent from VStock Transfer, LLC to Vertalo, Inc.

Item 7. Financial Statements

Multi-Housing Income REIT, LLC

CONSOLIDATED FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITOR’S REPORT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Multi-Housing Income REIT, LLC

Independent Auditor’s Report

To the Board of Directors
Multi-Housing Income REIT, LLC

Opinion

We have audited the consolidated financial statements of Multi-Housing Income REIT, LLC, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Multi-Housing Income REIT, LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Multi-Housing Income REIT, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Multi-Housing Income REIT, LLC’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Multi-Housing Income REIT, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Multi-Housing Income REIT, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ CohnReznick LLP

CohnReznick LLP

Atlanta, Georgia

July 3, 2023

Multi-Housing Income REIT, LLC

CONSOLIDATED BALANCE SHEETS

As of December 31, 2022 and 2021

	2022	2021
Assets
Cash and cash equivalents	$55,689	$835,028
Real estate investments, at cost	2,325,000	2,325,000
Real estate investments, equity method	2,429,447	2,091,890
Deferred offering costs, net	27,032	-
Deferred tax asset	25,765	-
Other assets	9,628	32,819
Total Assets	$4,872,561	$5,284,737

Liabilities and Shareholders’ Equity
Liabilities
Asset management fee payable	$355,639	$265,320
Due to affiliate	6,547	6,547
Deferred revenue	-	670
Accrued expenses	10,249	147,624
Redemption payable	61,014	63,634
Distribution payable	7,093	10,614
Deferred tax liability	-	30,426
Total Liabilities	440,542	524,835
Commitments	-	-

Shareholders’ Equity
Common shares, $.001 per share; 10,000,000 shares authorized; 609,841 and 614,001 shares issued and outstanding at December 31, 2022 and 2021, respectively	610	614
Additional paid-in capital	4,494,422	4,682,469
Retained earnings (accumulated deficit)	(63,013)	76,819
Total Shareholders’ Equity	4,432,019	4,759,902
Total Liabilities and Shareholders’ Equity	$4,872,561	$5,284,737

The accompanying notes are an integral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2022 and 2021

	2022	2021
Revenue:
Interest and distribution income	$28,395	$122,097
Gain from equity method investees	20,901	14,009
Redemption fee income	716	5,349
Total Revenue	50,012	141,455
Expenses:
Asset management fee	90,319	99,714
Disposition fee	-	30,411
Marketing costs	-	27,927
Professional fees	114,696	71,861
General and administrative expenses	36,394	41,544
Other expenses	4,626	3,463
Total Expenses	246,035	274,920
Other Income:
Realized gain on sale of investment	-	303,099
Deferred tax income (expense)	56,191	(30,426)

Net Income (loss)	$(139,832)	$139,208

Net (loss) income per basic and diluted common share	$(0.23)	$0.23
Weighted average common shares outstanding	609,128	611,807

The accompanying notes are an integral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2022 and 2021

	Common Shares		Additional Paid-in	Retained earnings (Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit)	Equity
Balance as of December 31, 2020	586,709	$587	$5,136,750	$(62,389)	$5,074,948
Proceeds from issuance of common shares	46,580	46	465,753	-	465,799
Re-Investments of common shares	10,024	10	100,234	-	100,244
Redemptions of common shares	(29,312)	(29)	(293,083)	-	(293,112)
Distributions declared on common shares	-	-	(545,951)	-	(545,951)
Amortization of deferred offering costs	-	-	(181,235)	-	(181,235)
Net income	-	-	-	139,208	139,208
Balance as of December 31, 2021	614,001	$614	$4,682,468	$76,819	$4,759,901
Proceeds from issuance of common shares	14,998	17	169,314	-	169,331
Re-Investments of common shares	1,381	2	15,595	-	15,597
Redemptions of common shares	(20,539)	(23)	(231,858)	-	(231,881)
Distributions declared on common shares	-	-	(80,000)	-	(80,000)
Amortization of deferred offering costs	-	-	(61,097)	-	(61,097)
Net loss	-	-	-	(139,832)	(139,832)
Balance as of December 31, 2022	609,841	$610	$4,494,422	$(63,013)	$4,432,019

The accompanying notes are an integral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

CONSOLIDATED STATEMENTS OF CASH FLOW

For the years ended December 31, 2022 and 2021

	2022	2021
OPERATING ACTIVITIES
Net Income (loss)	$(139,832)	$139,208
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain from equity method investees	(20,901)	(14,009)
Deferred taxes	(56,191)	30,426
Net change in asset management fee payable	90,319	99,714
Net change in accrued expenses	(137,375)	108,705
Net change in notes interest receivable	-	98,825
Net change in other assets	23,190	(32,113)
Net change in deferred revenue	(670)	(865)
Net Cash Provided By (Used In) Operating Activities	(241,460)	429,891
INVESTING ACTIVITIES
Investment in equity method investees	(534,500)	(445,516)
Return of investment in cost method investee	-	600,000
Return of capital equity method	165,337	-
Note receivable	-	450,000
Distributions and return of capital from equity method investees	52,507	-
Net Cash Provided By (Used in) Investing Activities	(316,656)	604,484
FINANCING ACTIVITIES
Proceeds from the issuance of common stock, inclusive of subscriptions in advance	169,331	264,300
Payment of redemptions	(218,904)	(304,697)
Payment of deferred offering costs	(88,129)	(51,225)
Payment of cash distributions	(83,521)	(435,093)
Net Cash Used in Financing Activities	(221,223)	(526,715)
Net Change in Cash	(779,339)	507,660
Cash and cash equivalents, beginning of year	835,028	327,368
Cash and cash equivalents, end of year	$55,689	$835,028

Non Cash financing activities
Redemptions payable	61,014	63,634
Reinvestment of common shares	15,597	100,244
Distributions payable	7,093	10,614
Change in contributions received in advance	-	201,500

The accompanying notes are an integral part of these consolidated financial statements

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 1 - Organization and nature of operation

Multi-Housing Income REIT, Inc. was formed as a Maryland corporation on October 17, 2017 to invest in and manage a diversified portfolio of multifamily properties located in target markets within the continental U.S. in the areas of student housing, multi- housing, conventional apartments and senior living. On March 1, 2022, the Company converted from a Maryland corporation to a Delaware limited liability company. The name of the Company was thereby also changed from Multi-Housing Income REIT, Inc. to Multi-Housing Income REIT, LLC (the “Company”). The Company has elected to continue to be treated as a corporation for federal and state tax purposes. The Company is externally managed by Casoro Investment Advisory Firm, LLC (“Manager”), which is an affiliate of the sponsor, Casoro Capital Partners, LP (“Sponsor”). The Manager and Sponsor are each wholly-owned subsidiaries of Casoro Capital, LLC.

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

Pursuant to the Form 1-A filed with the SEC with respect to the offering (the “Offering”) of up to $50,000,000 in common shares, the initial purchase price for all shares was $10.00 per share as of December 31, 2021. The Offering was declared to be qualified by the SEC on June 18, 2018. The Offering expired during 2021. As of December 31, 2022, and 2021, the Company has issued 609,841 and 614,001 shares respectively.

The company filed with the SEC a second offering of up to $75,000,000 in common shares, the initial purchase price for the second offering shares was $11.29 per share as of December 31, 2022. The Offering was declared to be qualified by the SEC on July 22, 2022.

The Company commenced substantial operations on November 30, 2018, when the minimum capital raise of $3,000,000 was reached.

The Company offered a Distribution Reinvestment Plan to shareholders. By opting into the Distribution Reinvestment Plan, shareholders are authorizing the Company to automatically reinvest any distributions that the shareholders receive from the Company into additional shares of the Common Stock, and to issue additional shares of Common Stock to the shareholders based on the then current price per share of the Common Stock.

Note 2 - Summary of significant accounting policies

Basis of presentation and principles of consolidation:

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

GAAP requires any subsidiaries, investments, or affiliates under the Company’s control to be consolidated. The consolidated financial statements of the Company include its wholly owned subsidiary Casoro Chronos, LP (Chronos) which was acquired in 2020. On November 29, 2021, Chronos was sold to a third party (see Note 3).

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Use of estimates:

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and cash equivalents:

Cash and cash equivalents consist of demand deposits held at federally insured financial institutions. At times, amounts held at these financial institutions, may exceed the amount insured by the Federal Deposit Insurance Corporation. To date the Company has not experienced any losses on cash.

Commercial real estate investments:

The majority of the Company’s investments are limited partnership interests of entities that own commercial real estate and less than 10% of the net asset value of the entity the Company invested in. Therefore, the Company carries the value of these investments at cost, until there is an event that would require adjustment to the value, such as a return of capital in the form of a distribution. There are five investments that exceed 10% of the net asset value of the entity, Casoro JAX LP, Casoro LACH LP, PPA Water Ridge, LP, CG Jax Investors, LP, and CG Sunset Land LLC. Because these investments exceed 10% of the net asset value of the entity, the Company has accounted for these investments using the equity method reflecting equity in gains of the investee to the Company of $20,901 and $14,009 which is represented on statements of operations for the years ended December 31, 2022 and 2021.

The summarized balance sheet and statement of operations of the operating entities utilizing the equity method at December 31, 2022 and 2021 is as follows:

Summarized Balance Sheet December 31, 2022
Assets
Cash	$56,255
Investments in Real Estate	$7,959,000
Total Assets	$8,015,255

Liabilities
Accrued liabilities	$6,340
Total Liabilities	$6,340
Total Partners’ Equity (Deficit)	$8,008,915

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Summarized Balance Sheet December 31, 2021
Assets
Cash	$9,890
Investments in Real Estate	5,846,378
Total Assets	$5,856,268

Liabilities
Accrued liabilities	$21,340
Total Liabilities	$21,340

Total Partners’ Equity	$5,834,928

Summarized Income Statement Year ended December 31, 2022
Revenue
Income from real estate investments	$2,555,808
Total Revenue	$2,555,808

Expense
Expense	$16,104
Total Expense	$16,104

Net Income	$2,539,704

Summarized Income Statement Year ended December 31, 2021
Revenue
Income from real estate investments	$54,690
Total Revenue	$54,690
Expense
Expense	$16,108
Total Expense	$16,108

Net Income	$38,582

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Income taxes:

The Company intends to operate and be taxed as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its shareholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. For the years ended December 31, 2022 and 2021, the Company has not qualified as a REIT and thus has not filed as a REIT.

The Company’s deferred tax assets and liabilities consisted of the following at December 31, 2022 and 2021:

	2022	2021
Current deferred tax assets	-	-
Noncurrent deferred tax assets	$25,765	-
Current deferred tax liabilities	-	$(30,426)
Noncurrent deferred tax liabilities	-	-

The temporary differences that give rise to deferred income tax assets relate primarily to net operating losses generated by the Company. The amount of tax expense differs from the amount of expense that would result from applying the statutory rates to pre-tax income primarily due to certain nondeductible expenses and a valuation allowance.

The Company has no uncertain tax positions, as defined by US GAAP, as of December 31, 2022 and 2021.

At December 31, 2022 and 2021, the Company has net operating loss carryforwards of $2,025,916 and $1,286,568 respectively.

Organization and offering costs:

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to shareholders’ equity. The deferred offering costs will be charged against the gross proceeds of the offering when received or written off in the event that the offering is not successfully completed. Organization and offering costs of the Company are initially being paid by the Manager and/or affiliates on behalf of the Company. The Manager and/or affiliates will be reimbursed for organization and offering expenses incurred in conjunction with the offering subject to achieving a minimum capital raise of $3,000,000. As of December 31, 2022 and 2021, the Company had $548,080 and $459,951, respectively, in offering costs of which $27,032 and $0 has been deferred and $521,048 and $459,951 has been amortized.

Advertising:

The Company expenses the costs of advertising materials as they are incurred.

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 3 – Going concern

As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $139,832 and net cash used in operating activities of $241,460 for the year ended December 31, 2022. Those factors and uncertainties with respect to the Company’s ability to generate sufficient cash flows to fund its operations create uncertainty about the Company’s ability to continue as a going concern.

Management is seeking qualification with the SEC for a third round of fund raising in the third quarter of 2023. This will provide immediate cashflows to invest in both operations and future projects. Management is anticipating the sale of one of the assets the Company is invested in by the fourth quarter of 2023. During this time, the Manager has paused redemptions similar to other REITs, to protect our operations and our non-redeemed shareholders. Thus, management believes that it will have the liquidity to fund its operations and meet its obligations as they become due for at least the 12-month period beginning on July 3, 2023.

Note 4 – Investments in Real Estate Related Assets

All investments in real estate related assets have been made with entities in which the Sponsor, Manager, and/or principals have an interest.

The following tables present the Company’s investments in real estate assets as of December 31, 2022 and December 31, 2021.

As of December 31, 2022
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
Newport Apartments	Limited Partnership Interests	1	$115,000	$115,000	4.18%
Capitol on 28th	Limited Partnership Interests	1	210,000	210,000	7.62%
Casoro JAX LP	Limited Partnership Interests	1	226,538	226,538	8.22%
CG Jax Investors, LP	Limited Partnership Interests	1	534,500	534,500	19.40%
Lookout at Comanche Hill Apartments	Limited Partnership Interests	1	780,500	596,926	21.67%
Water Ridge Apartments	Limited Partnership Interests	1	540,000	540,000	19.60%
CG Sunset Land LLC	Limited Partnership Interests	1	531,483	531,483	19.30%
		7	$2,938,021	$2,754,447	100.00%

As of December 31, 2022
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
The Quinn at Westchase	Preferred Senior Equity Position	1	$2,000,000	$2,000,000	100.00%
		1	$2,000,000	$2,000,000	100.00%

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

As of December 31, 2021
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
Newport Apartments	Limited Partnership Interests	1	$115,000	$115,000	4.76%
Capitol on 28th	Limited Partnership Interests	1	210,000	210,000	8.69%
Casoro JAX LP	Limited Partnership Interests	1	391,875	391,875	16.21%
Lookout at Comanche Hill Apartments	Limited Partnership Interests	1	780,500	628,532	26.01%
Water Ridge Apartments	Limited Partnership Interests	1	540,000	540,000	22.34%
CG Sunset Land LLC	Limited Partnership Interests	1	531,483	531,483	21.99%
		6	$2,568,858	$2,416,890	100.00%

As of December 31, 2021
Investment	Asset Type	Number	Principal Amount or Cost	Carrying Value	Allocation by Investment Type
The Quinn at Westchase	Preferred Senior Equity Position	1	$2,000,000	$2,000,000	100.00%
		1	$2,000,000	$2,000,000	100.00%

On November 29, 2021, the Company sold its interest in Chronos. The Company received proceeds totaling $903,099, and recognized a realized gain on sale of $303,099.

On November 12, 2021, the Company purchased $531,483 of limited partnership equity in CG Sunset Land LLC. The purpose of CG Sunset Land LLC is to engage in the business of acquiring, owning, holding, improving, operating, leasing, managing and selling property held in Dallas, Texas.

On February 16, 2022, the Company made an additional investment in CG JAX Investors, LP totaling $534,500.

All debt investments were paid off during 2021.

Note 5 - Related party transactions

Expense Reimbursements

During the year ended December 31, 2019, an affiliate of the Company paid for certain costs of the Company. The amounts that have not been repaid are included in due to affiliate in the accompanying consolidated balance sheets. The amounts will be repaid with offering proceeds when received, to the extent they don’t exceed three percent (3%) of the offering proceeds received at the time of repayment. The amount outstanding at December 31, 2022 and 2021 was $6,547 and $6,547, respectively.

Asset Management Fee

In consideration for the Manager’s services to the Company, the Company is responsible to pay the Manager a quarterly Asset Management Fee equal to 0.5% (2% annualized), paid quarterly to the Manager based upon the quarter end NAV of the Company. During the years ended December 31, 2022 and 2021, the Company was charged $90,319 and $99,714 respectively, which is included in the consolidated statements of operations. As of December 31, 2022, and 2021, there is $355,639 and $265,320 respectively, outstanding.

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 6 - Equity

The Company is authorized to issue up to 10,000,000 shares of common stock, with $0.001 par value. Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s Board of Directors. The Shareholder Redemption Plan may provide an opportunity for shareholders to redeem their shares of common stock.  Under this plan, shares may not be redeemed until the first anniversary of the date shares were purchased.  Redemption of shares of common stock will be made annually upon written request at least 15 days prior to the end of the applicable year.  Redemption of shares redeemed during any calendar year is limited to 5.0% of the weighted average number of shares of common stock outstanding during the prior calendar year.  In addition, the Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason.

Note 7 – Economic Dependency

Under various agreements, the Company has engaged or will engage Casoro Capital, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Casoro Capital, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 8 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2022, the Company was not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that the Company currently assesses as being significant to us.

Note 9 – Concentrations

Concentrations of credit risk

The Company maintains its cash accounts with financial institutions. At times, these balances may exceed the federal insurance limits; however, the Partnership has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these balances at December 31, 2022.

Geographic concentration

As of December 31, 2022, the Company’s investment in real estate operate in Texas. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing and commercial real estate in those geographical areas.

Multi-Housing Income REIT, LLC

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

Note 10 – Administration Agreement

The Company has entered into an administration agreement with Juniper Square Administration Services to provide accounting and administrative functions to the REIT which is effective through August 20, 2021, and the company is currently in the process of extending the agreement. The administration fees charged to the Company during the years ended December 31, 2022 and 2021 were $35,870 and $41,320, respectively, which are included in the general and administrative expenses in the consolidated statements of operations for 2022 and 2021. There was a one time set up fee of $20,000 set up fee charged for Juniper Square Administration Services. As of December 31, 2022 and 2021, $7,500 and $15,000, respectively, was due to Juniper Square Administration Services, and is included in accrued expenses in the consolidated balance sheets. The agreement provides for quarterly minimum fees that are the greater of $7,500 or a basis point charge based on the tiered fees listed in the agreement. As of each quarter in 2022, the minimum fee was higher than the basis point fee.

Note 11 - Executive officers

As of the date of the filing of this Annual report, the executive offices of our Manager and their positions and offices are as follows:

Name	Age	Position
Yuen Yung	50	Ex-Chief Executive Officer, Principal
Chirage Hathiramani	39	Ex-Chief Investment Officer
Rosch Wadera	31	Ex-Director, Finance & Investor Relations
Mehul Chavada	39	Chief Investment Officer
Monte K. Lee-Wen	46	Chief Executive Office; Principal
Doug Lo Pinto	35	Managing Director of Equity and Capital Markets
Lea Allen	35	Controller, Accounting
Jessica Lee-Wen	45	Chief Marketing Officer
Nalie Lee-Wen	46	Chief Financial Officer

Note 12 - Subsequent events

Events that occur after the balance sheet date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying consolidated financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through July 3, 2023 (the date the consolidated financial statements were available to be issued) and determined that the Company did not have any material subsequent events that are required to be disclosed in the notes to the consolidated financial statements except as noted below.

Subsequent to the balance sheet date,

Offering Proceeds

From January 1, 2023 to July 3, 2023, the Company had raised total gross offering proceeds of approximately $178,000 from settled subscriptions and had issued an aggregate of 15,766 common shares.

Exhibits

Exhibit 1A-2A*	Maryland Articles of Incorporation; Bylaws
Exhibit 1A-2B*	Delaware Certificate of Formation and Certificate of Conversion
Exhibit 1A-2C*	Maryland Articles of Conversion
Exhibit 1A-2D*	Limited Liability Company Agreement
Exhibit 1A-4*	Form of Investment Agreement
Exhibit 1A-6A*	Management Agreement

*	Filed previously

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, on July 3, 2023.

MULTI-HOUSING INCOME REIT, LLC

By:	Casoro Capital Partners, LLC

By	/s/ Monte Lee-Wen
Monte Lee-Wen, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Monte Lee-Wen
Monte Lee-Wen, Chief Executive Officer
July 3, 2023

/s/ Nalie Lee-Wen
Nalie Lee-Wen, Chief Financial Officer
July 3, 2023

/s/ Lea Allen
Lea Allen, Principal Accounting Officer
July 3, 2023